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                                                          EXHIBIT 2(k)(ii)



                         AMENDMENT TO ESCROW AGREEMENT

         THIS AMENDMENT, made as of April 24, 1995, by and among MONTROSE SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC, a North Carolina limited liability company (the "Issuer"); INTERSTATE/JOHNSON LANE CORPORATION, a North Carolina corporation (the "Underwriter"); and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association (the "Escrow Agent").

         WHEREAS, the parties hereto entered into an Escrow Agreement dated as of January 16, 1995 (the "Escrow Agreement") in connection with a private offering of interests in the Issuer ("Shares") pursuant to the Confidential Private Placement Memorandum of the Issuer dated January 16, 1995 (the "Memorandum"); and

         WHEREAS, the Issuer has amended the Private Placement Memorandum pursuant to the addendum attached hereto as Exhibit A to provide for an initial closing at a minimum offering of 200 Shares;

         NOW, THEREFORE, the parties agree as follows:

         1. In accordance with Exhibit A attached hereto, the Escrow Agreement is hereby amended as follows:

                 a. Section 1 of the Memorandum is amended by replacing the clause: "'Minimum Offering' shall mean Four Hundred (400) Shares." with the clause "'Minimum Offering' shall mean Two Hundred
         (200) Shares."

                 b. All other pertinent sections of the Escrow Agreement shall be interpreted consistently with the foregoing amendment.

         2.      In all other respects the Escrow Agreement remains in effect.

         3. The Fund and the Underwriter have delivered, or will deliver, the attached Addendum to the Memorandum to all Investors, including all Investors who have already deposited funds with the Escrow Agent. If any such Investor desires to rescind such Investor's investment in the Fund, the Fund will promptly communicate such desire to the Escrow Agent, and the Escrow Agent will remit such Investor's escrowed funds, plus the Investor's share of interest earned on the Escrow Fund, to such Investor.
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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

                              SOUTHEAST INTERACTIVE TECHNOLOGY FUND I, LLC,
                              Issuer


                              By:  ______________________________
                                       Manager

                              INTERSTATE/JOHNSON LANE CORPORATION,
                              Underwriter


                              By:________________________________

                              Title:_____________________________

                              FIRST UNION NATIONAL BANK OF NORTH
                              CAROLINA, as Escrow Agent


                              By:________________________________

                              Title:_____________________________